IMAX CORPORATION

EXHIBIT 24.1

POWER OF ATTORNEY

Each of the persons whose signature appears below hereby constitutes and appoints Natasha Fernandes and Robert D. Lister, and each of them severally, as his true and lawful attorney or attorneys with power of substitution and re-substitution to sign in his name, place and stead in any and all such capacities the Form 10-K, including the French language version thereof, and any and all amendments thereto and documents in connection therewith, and to file the same with the United States Securities Exchange Commission and such other regulatory authorities as may be required, each of said attorneys to have power to act with and without the other, and to have full power and authority to do and perform, in the name and on behalf of each of the directors of the Corporation, every act whatsoever which such attorneys, or either of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such directors of the Corporation might or could do in person.

Dated this 27th day of February, 2024.

Signature	Title

/s/ Darren D. Throop	Chairman of the Board & Director
Darren D. Throop

/s/ Richard Gelfond	Chief Executive Officer
Richard Gelfond	(Principal Executive Officer)

/s/ Gail Berman	Director
Gail Berman

/s/ Eric Demirian	Director
Eric Demirian

/s/ Kevin Douglas	Director
Kevin Douglas

/s/ David Leebron	Director
David Leebron

/s/ Michael MacMillan	Director
Michael MacMillan

/s/ Steve Pamon	Director
Steve Pamon

/s/ Dana Settle	Director
Dana Settle

/s/ Jennifer Wong	Director
Jennifer Wong

/s/ Natasha Fernandes	Chief Financial Officer
Natasha Fernandes	(Principal Financial Officer)

/s/ Elizabeth Gitajn	Senior Vice-President, Finance
Elizabeth Gitajn	(Principal Accounting Officer)